Exhibit 99.1

Barnes & Noble Reports Fiscal 2013 Year-End Financial Results

Fiscal 2013 Retail EBITDA Increases 16.0% to $374 Million

College Generates Fiscal 2013 EBITDA of $111 Million

NOOK® will Continue to Innovate and Build eReader Devices as it Transitions to a New Partnership Model on Color Tablets

Additional Inventory Charges Drive Higher NOOK Losses for the Year

NEW YORK--(BUSINESS WIRE)--June 25, 2013--Barnes & Noble, Inc. (NYSE: BKS) today reported sales and earnings for its fiscal 2013 fourth quarter and full year ended April 27, 2013.

Fourth quarter consolidated revenues decreased 7.4% to $1.3 billion as compared to the prior year. The consolidated fourth quarter earnings before interest, taxes, depreciation and amortization (EBITDA) loss was $122.0 million, as compared to a loss of $9.7 million in the prior year. The consolidated fourth quarter net loss was $118.6 million, as compared to the prior year net loss of $56.9 million. Fourth quarter net losses were $2.11 per share as compared to a net loss of $1.06 per share a year ago.

For fiscal 2013, consolidated revenues decreased 4.1% to $6.8 billion as compared to the prior year. Fiscal 2013 consolidated EBITDA was $10.3 million, as compared to $176.7 million a year ago. Fiscal 2013 consolidated net losses were $154.8 million, or $2.97 per share, as compared to $65.6 million, or $1.35 per share in the prior year.

Fourth quarter and full-year results were adversely impacted by NOOK inventory charges as discussed in the NOOK section below.

The company ended the fiscal year with cash of $160.5 million and borrowings of $77 million under its $1 billion revolving credit facility, as compared to a net debt position of $270 million a year ago.

The company is currently in the process of evaluating certain prior year amounts, which may result in a revision to the financial statements. The company's analysis is ongoing, but it does not believe these amounts will be material to the financial statements. Accordingly, the financial information presented in this press release is unaudited and remains subject to change based on this process.

Fourth Quarter 2013 Results from Operations

Segment results for the fiscal 2013 and fiscal 2012 fourth quarters are as follows:

	Revenues				EBITDA
$ in millions			Increase/(Decrease)				Increase/(Decrease)
	Q4 2013	Q4 2012	$	%	Q4 2013	Q4 2012	$	%
Retail	$948	$1,053	(105)	-10.0%	$51	$67	(16)	-23.9%
College	252	228	24	10.7%	4	0	4	n/a
NOOK	108	164	(56)	-34.0%	(177)	(77)	(100)	-129.8%
Elimination (1)	(31)	(64)	33	-52.0%	n/a	n/a	n/a	n/a
Total	$1,277	$1,380	(103)	-7.4%	$(122)	$(10)	(112)	n/a

(1)	Represents the elimination of intercompany sales from NOOK to Barnes & Noble Retail and Barnes & Noble College on a sell through basis.

Fiscal 2013 Results from Operations

Segment results for fiscal year 2013 and fiscal year 2012 are as follows:

	Revenues				EBITDA
$ in millions			Increase/(Decrease)				Increase/(Decrease)
	Fiscal 2013	Fiscal 2012	$	%	Fiscal 2013	Fiscal 2012	$	%
Retail	$4,568	$4,853	(285)	-5.9%	$374	$322	52	16.0%
College	1,763	1,744	20	1.1%	111	116	(4)	-3.9%
NOOK	776	933	(157)	-16.8%	(475)	(262)	(214)	81.7%
Elimination (1)	(269)	(401)	132	-33.0%	n/a	n/a	n/a	n/a
Total	$6,839	$7,129	(290)	-4.1%	$10	$177	(166)	-94.2%

(1)	Represents the elimination of intercompany sales from NOOK to Barnes & Noble Retail and Barnes & Noble College on a sell through basis.

Retail

The Retail segment, which consists of the Barnes & Noble bookstores and BN.com businesses, had revenues of $948 million for the quarter and $4.6 billion for the full year, decreasing 10.0% for the quarter and 5.9% for the fiscal year. The sales decreases were attributable to comparable store sales decreases of 8.8% for the quarter and 3.4% for the full year, store closures and lower online sales. Fourth quarter comparable bookstore sales decreased as a result of lower NOOK unit volume and a stronger title lineup in the prior year period including The Hunger Games and Fifty Shades of Grey trilogies. Core comparable bookstore sales, which exclude sales of NOOK products, decreased 5.8% for the quarter and were essentially flat for the full year.

As a result of the sales decline, fourth quarter Retail EBITDA decreased 23.9%, from $67 million a year ago to $51 million. However, for fiscal 2013, Retail EBITDA increased 16.0% to $374 million, as the sales decline was mitigated by a higher sales mix of higher margin core products and lower expenses.

College

The College segment had revenues of $252 million for the quarter and $1.8 billion for the full year, increasing 10.7% for the quarter and 1.1% for the year, as compared to the prior year periods. Fourth quarter sales were positively impacted by the back-to-school rush season, which extended into the fourth quarter. Comparable College store sales increased 7.5% for the quarter, while decreasing 1.2% for the full year. Comparable College store sales reflect the retail selling price of a new or used textbook when rented, rather than solely the rental fee received and amortized over the rental period.

Fourth quarter College EBITDA improved to $3.8 million, benefitting from higher revenues. Full year EBITDA declined 3.9% to $111.5 million, primarily resulting from increased investments in digital education. College’s full-year product margins improved on a higher mix of higher margin textbook rentals, while expenses increased due to new store growth and continued investments in digital education.

NOOK

The NOOK segment, which consists of the company's digital business (including devices, digital content and accessories), had revenues of $108 million for the quarter and $776 million for the full year, decreasing 34.0% for the quarter and 16.8% for the year, as compared to the year ago periods. Device sales declined during the fourth quarter due to lower selling volume. Digital content sales increased 16.2% for the full year, however, they decreased 8.9% for the fourth quarter due in part to the device sales shortfall as well as the comparison to the The Hunger Games and Fifty Shades of Grey trilogies a year ago.

The company plans to significantly reduce losses in the NOOK segment by limiting risks associated with manufacturing. Going forward, the company intends to continue to design eReading devices and reading platforms, while creating a partnership model for manufacturing in the competitive color tablet market. Thus, the widely popular lines of Simple Touch™ and Glowlight™ products will continue to be developed in house, and the company’s tablet line will be co-branded with yet to be announced third party manufacturers of consumer electronics products. At the same time, the company intends to continue to build its digital catalog, adding thousands of eBooks every week, and launching new NOOK Apps™.

The company will continue to offer its existing inventory of its high quality NOOK® HD and NOOK® HD+ devices at amazing prices through the holiday. As always, Barnes & Noble will provide world-class pre- and post-sales support in its stores for its NOOK HD and NOOK HD+ customers, as well as ongoing software upgrades and improvements to the digital bookstore service.

“Our Retail and College businesses delivered strong financial performances in fiscal year 2013,” said William Lynch, Chief Executive Officer of Barnes & Noble. “We are taking big steps to reduce the losses in the NOOK segment, as we move to a partner-centric model in tablets and reduce overhead costs. We plan to continue to innovate in the single purpose black-and-white eReader category, and the underpinning of our strategy remains the same today as it has since we first entered the digital market, which is to offer customers any digital book, magazine or newspaper, on any device.”

During the fourth quarter, the company determined that goodwill impairment indicators arose in its NOOK reporting unit as recurring losses have led to revisions in its strategic plans. As a result, the company recorded a non-cash goodwill impairment charge of $18.3 million in selling and administrative expenses. Excluding the impairment charge, NOOK expenses decreased $26 million as compared to a year ago, a 34% decrease in expenses as compared to fiscal year 2012.

NOOK EBITDA losses were $177 million for the fourth quarter, which include an additional $133 million of inventory charges as the company adopted more aggressive promotional strategies given the shift in strategic direction. NOOK EBITDA losses were $475 million for the full year, primarily driven by cumulative NOOK inventory related charges of $222 million.

Guidance

For fiscal year 2014, the company expects Retail comparable bookstore sales to decline in the high-single digits on a percentage basis. College comparable store sales are expected to decline in the low-single digits on a percentage basis.

Conference Call

A conference call with Barnes & Noble, Inc.’s senior management will be webcast beginning at 10:00 A.M. ET on Tuesday, June 25, 2013, and is accessible at www.barnesandnobleinc.com/webcasts.

Barnes & Noble, Inc. will report fiscal 2014 first quarter results on or about August 20, 2013.

About Barnes & Noble, Inc.

Barnes & Noble, Inc. (NYSE:BKS) is a Fortune 500 company and the leading retailer of content, digital media and educational products. The company operates 675 Barnes & Noble bookstores in 50 states, and one of the Web’s largest e-commerce sites, BN.com (www.bn.com). Its NOOK Media LLC subsidiary is a leader in the emerging digital reading and digital education markets. The NOOK digital business offers award-winning NOOK® products and an expansive collection of digital reading and entertainment content through the NOOK Store™ (www.nook.com), while Barnes & Noble College Booksellers, LLC operates 686 bookstores serving over 4.6 million students and faculty members at colleges and universities across the United States. Barnes & Noble is proud to be named a J.D. Power and Associated 2012 Customer Service Champion and is only one of 50 U.S. companies so named. Barnes & Noble.com is ranked the number one online retailer in customer satisfaction in the book, music and video category and a Top 10 online retailer overall in customer satisfaction according to ForeSee E-Retail Satisfaction Index (Spring Top 100 Edition).

General information on Barnes & Noble, Inc. can be obtained via the Internet by visiting the company's corporate website: www.barnesandnobleinc.com.

Forward-Looking Statements

This press release contains certain forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) and information relating to Barnes & Noble that are based on the beliefs of the management of Barnes & Noble as well as assumptions made by and information currently available to the management of Barnes & Noble. When used in this communication, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," "will," "forecasts," "projections," and similar expressions, as they relate to Barnes & Noble or the management of Barnes & Noble, identify forward-looking statements.

Such statements reflect the current views of Barnes & Noble with respect to future events, the outcome of which is subject to certain risks, including, among others, the general economic environment and consumer spending patterns, decreased consumer demand for Barnes & Noble's products, low growth or declining sales and net income due to various factors, risk that international expansion will not be successfully achieved or may be achieved later than expected, possible disruptions in Barnes & Noble's computer systems, telephone systems or supply chain, possible risks associated with data privacy, information security and intellectual property, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible risks that inventory in channels of distribution may be larger than able to be sold, possible risks associated with ceasing NOOK’s production of tablet devices, including possible reduction in sales of content, accessories and other merchandise and other adverse financial impacts, possible risk that component parts will be rendered obsolete or otherwise not be able to be effectively utilized in devices to be sold, possible risk that financial and operational forecasts and projections are not achieved, possible risk that returns from consumers or channels of distribution may be greater than estimated, the risk that the expected sales lift from Borders’ store closures is not achieved in whole or part, the risk that digital sales growth is less than expectations and the risk that it does not exceed the rate of investment spend, higher-than-anticipated store closing or relocation costs, higher interest rates, the performance of Barnes & Noble's online, digital and other initiatives, the performance and successful integration of acquired businesses, the success of Barnes & Noble's strategic investments, unanticipated increases in merchandise, component or occupancy costs, unanticipated adverse litigation results or effects, product and component shortages, the potential adverse impact on the business resulting from the review of a potential separation of the NOOK digital business, the risk that the transactions with Microsoft and Pearson do not achieve the expected benefits for the parties including the risk that NOOK Media’s applications are not commercially successful or that the expected distribution of those applications is not achieved, the risk that any subsequent spin-off, split-off or other disposition by Barnes & Noble of its interest in NOOK Media or other separation of Barnes & Noble’s businesses results in adverse impacts on Barnes & Noble or NOOK Media (including as a result of termination of agreements and other adverse impacts), the potential impact on Barnes & Noble’s retail business of any separation, the potential tax consequences for Barnes & Noble and its shareholders of a subsequent spin-off, split-off or other disposition by Barnes & Noble of its interest in NOOK Media or other separation of Barnes & Noble’s businesses, the risk that the international expansion contemplated by the relationship with Microsoft or otherwise is not successful or is delayed, the risk that NOOK Media is not able to perform its obligations under the Microsoft commercial agreement, including with respect to the development of applications and international expansion, and the consequences thereof, the costs and disruptions arising out of any such separation of the NOOK digital and College businesses or other separation of Barnes & Noble’s businesses, the risk that Barnes & Noble may not recoup its investments in the NOOK digital business as part of any separation transaction, the risks, difficulties, and uncertainties that may result from the separation of businesses that were previously co-mingled including necessary ongoing relationships, and potential for adverse customer impacts, the risk that Barnes & Noble’s ongoing evaluation of prior year amounts may result in revisions to its financial statements and changes to the financial information presented in this press release, the risk that such process results in a delay in the filing of Barnes & Noble’s Annual Report on Form 10-K and associated risks and other factors which may be outside of Barnes & Noble’s control, including those factors discussed in detail in Item 1A, "Risk Factors," in Barnes & Noble's Annual Report on Form 10-K, and in Barnes & Noble's other filings made hereafter from time to time with the SEC. Our forward looking statements relating to international expansion are also subject to the following risks, among others that may affect the introduction, success and timing of the NOOK e-reader and content in countries outside the United States: we may not be successful in reaching agreements with international companies, the terms of agreements that we reach may not be advantageous to us, our NOOK device may require technological changes to comply with applicable laws, and marketplace acceptance and other companies have already entered the marketplace with products that have achieved some customer acceptance.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Barnes & Noble or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Barnes & Noble undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this communication.

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	13 weeks ended	13 weeks ended	52 weeks ended	52 weeks ended
	April 27, 2013	April 28, 2012	April 27, 2013	April 28, 2012

Sales	$1,277,021	1,379,710	$6,839,005	7,129,199
Cost of sales and occupancy	1,048,586	979,577	5,158,363	5,213,019
Gross profit	228,435	400,133	1,680,642	1,916,180
Selling and administrative expenses	350,480	409,832	1,670,376	1,739,452
Depreciation and amortization	55,725	58,968	227,134	232,667
Operating loss	(177,770)	(68,667)	(216,868)	(55,939)
Interest expense, net	9,510	8,629	35,345	35,304
Loss before taxes	(187,280)	(77,296)	(252,213)	(91,243)
Income taxes	(68,639)	(20,381)	(97,407)	(25,600)
Net loss	$(118,641)	(56,915)	$(154,806)	(65,643)

Loss per common share:
Basic	$(2.11)	(1.06)	$(2.97)	(1.35)
Diluted	$(2.11)	(1.06)	$(2.97)	(1.35)

Weighted average common shares outstanding:
Basic	58,483	57,563	58,247	57,337
Diluted	58,483	57,563	58,247	57,337

Percentage of sales:
Sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy	82.1%	71.0%	75.4%	73.1%
Gross profit	17.9%	29.0%	24.6%	26.9%
Selling and administrative expenses	27.4%	29.7%	24.4%	24.4%
Depreciation and amortization	4.4%	4.3%	3.3%	3.3%
Operating loss	-13.9%	-5.0%	-3.2%	-0.8%
Interest expense, net	0.7%	0.6%	0.5%	0.5%
Loss before taxes	-14.7%	-5.6%	-3.7%	-1.3%
Income taxes	-5.4%	-1.5%	-1.4%	-0.4%
Net loss	-9.3%	-4.1%	-2.3%	-0.9%

BARNES & NOBLE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	April 27, 2013	April 28, 2012
ASSETS
Current assets:
Cash and cash equivalents	$160,470	$54,131
Receivables, net	142,417	160,497
Merchandise inventories	1,410,769	1,561,841
Prepaid expenses and other current assets	323,955	221,324
Total current assets	2,037,611	1,997,793

Property and equipment:
Land and land improvements	2,541	2,541
Buildings and leasehold improvements	1,224,384	1,196,764
Fixtures and equipment	1,883,504	1,784,492
	3,110,429	2,983,797
Less accumulated depreciation and amortization	2,525,520	2,361,142
Net property and equipment	584,909	622,655

Goodwill	495,496	519,685
Intangible assets, net	547,931	564,054
Other noncurrent assets	57,065	61,062
Total assets	$3,723,012	$3,765,249

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$851,426	$914,544
Accrued liabilities	569,957	603,415
Gift card liabilities	341,036	321,362
Total current liabilities	1,762,419	1,839,321

Long-term debt	77,000	324,200
Long-term deferred taxes	221,776	242,748
Other long-term liabilities	413,515	358,039

Redeemable Preferred Shares; $.001 par value; 5,000
shares authorized; 204 and 204 shares issued, respectively	193,535	192,273
Preferred Member Interests in NOOK Media, LLC	381,627	-

Shareholders' equity:
Common stock; $.001 par value; 300,000 shares
authorized; 92,784 and 91,376 shares issued, respectively	93	91
Additional paid-in capital	1,383,848	1,340,909
Accumulated other comprehensive loss	(16,692)	(16,635)
Retained earnings	369,746	542,585
Treasury stock, at cost, 34,078 and 33,722 shares, respectively	(1,063,855)	(1,058,282)
Total shareholders' equity	673,140	808,668
Commitments and contingencies	-	-
Total liabilities and shareholders' equity	$3,723,012	$3,765,249

BARNES & NOBLE, INC. AND SUBSIDIARIES
Segment Information
(In thousands)
(Unaudited)

		13 weeks ended	13 weeks ended	52 weeks ended	52 weeks ended
		April 27, 2013	April 28, 2012	April 27, 2013	April 28, 2012

Sales
	Retail	$947,677	1,052,533	$4,568,243	4,852,913
	College	252,295	227,891	1,763,248	1,743,662
	NOOK	107,950	163,617	776,237	933,471
	Elimination	(30,901)	(64,331)	(268,723)	(400,847)
Total		$1,277,021	1,379,710	$6,839,005	7,129,199

Gross Profit
	Retail	$259,304	329,353	$1,397,859	1,452,804
	College	76,131	69,781	405,076	395,311
	NOOK	(107,000)	999	(122,293)	68,065
Total		$228,435	400,133	$1,680,642	1,916,180

Selling and Administrative Expenses
	Retail	$208,244	262,244	$1,023,633	1,130,311
	College	72,341	69,600	293,618	279,364
	NOOK	69,895	77,988	353,125	329,777
Total		$350,480	409,832	$1,670,376	1,739,452

EBITDA
	Retail	$51,060	67,109	$374,226	322,493
	College	3,790	181	111,458	115,947
	NOOK	(176,895)	(76,989)	(475,418)	(261,712)
Total		$(122,045)	(9,699)	$10,266	176,728

Net Loss
	EBITDA	$(122,045)	(9,699)	$10,266	176,728
	Depreciation and Amortization	(55,725)	(58,968)	(227,134)	(232,667)
	Interest Expense, net	(9,510)	(8,629)	(35,345)	(35,304)
	Income Taxes	68,639	20,381	97,407	25,600
Total		$(118,641)	(56,915)	$(154,806)	(65,643)

Percentage of sales:

Gross Margin
	Retail	27.4%	31.3%	30.6%	29.9%
	College	30.2%	30.6%	23.0%	22.7%
	NOOK	-138.9%	1.0%	-24.1%	12.8%
Total		17.9%	29.0%	24.6%	26.9%

Selling and Administrative Expenses
	Retail	22.0%	24.9%	22.4%	23.3%
	College	28.7%	30.5%	16.7%	16.0%
	NOOK	90.7%	78.5%	69.6%	61.9%
Total		27.4%	29.7%	24.4%	24.4%

BARNES & NOBLE, INC. AND SUBSIDIARIES
Earnings (Loss) Per Share
(In thousands, except per share data)
(Unaudited)

	13 weeks ended		52 weeks ended
	April 27, 2013	April 28, 2012	April 27, 2013	April 28, 2012
Numerator for basic loss per share:
Loss	$(118,641)	(56,915)	$(154,806)	(65,643)
Preferred stock dividends	(3,942)	(3,963)	(15,767)	(11,044)
Accretion of dividends on preferred stock	(758)	(316)	(2,266)	(894)
Less allocation of earnings and dividends to participating securities	-	-	-	-
Net loss available to common shareholders	$(123,341)	(61,194)	$(172,839)	(77,581)

Numerator for diluted loss per share:
Net loss available to common shareholders	$(123,341)	(61,194)	$(172,839)	(77,581)
Accrual of preferred stock dividends	-	-	-	-
Accretion of dividends on preferred stock	-	-	-	-
Effect of dilutive options	-	-	-	-
Net loss available to common shareholders	(123,341)	(61,194)	(172,839)	(77,581)

Denominator for basic and diluted loss per share:
Basic weighted average common shares	58,483	57,563	58,247	57,337

Denominator for diluted loss per share:
Basic weighted average common shares	58,483	57,563	58,247	57,337
Preferred shares	-	-	-	-
Average dilutive options	-	-	-	-
Diluted weighted average common shares	58,483	57,563	58,247	57,337

Loss per common share
Basic	$(2.11)	(1.06)	$(2.97)	(1.35)
Diluted	$(2.11)	(1.06)	$(2.97)	(1.35)

CONTACT:
Media:
Barnes & Noble, Inc.
Mary Ellen Keating, 212-633-3323
Senior Vice President
Corporate Communications
mkeating@bn.com
or
Investors:
Barnes & Noble, Inc.
Andy Milevoj, 212-633-3489
Vice President, Investor Relations
amilevoj@bn.com